Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing of a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) by Aurora Technology Acquisition Corp., a Delaware corporation (the “Company”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in such registration statement and any amendments and supplements thereto, and to the filing of this consent as an exhibit to such registration statement and any amendments and supplements thereto.

Date:    November ____, 2021

Signature:	/s/ J Paul Asquith

Print Name:	J Paul Asquith